EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
jth@yorkwater.com, 717-718-7554
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 3rd QUARTER AND NINE MONTHS EARNINGS

York, Pennsylvania, November 5, 2021:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the third quarter and the first nine months of 2021.

President Hand reported that third quarter operating revenues of $14,503,000 increased $246,000 and net income of $4,794,000 increased $90,000 compared to the third quarter of 2020.  Increased revenues were primarily due to the utilization of the Distribution System Improvement Charge (DSIC) and growth in the customer base.  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.  Basic and Diluted Earnings per share were $0.36 for the three-month period, the same as the third quarter of last year.

President Hand also reported that the first nine months operating revenues of $41,385,000 increased $931,000 and net income of $12,983,000 increased $95,000 compared to the first nine months of 2020 which included a non-recurring gain on life insurance of $515,000 not repeated in 2021.  Increased revenues were primarily due to the utilization of the DSIC and growth in the customer base.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.  Basic and Diluted Earnings per share were $0.99 for the nine-month period, the same as the first nine months of last year.

During the first nine months of 2021, the Company invested $27.4 million in expenditures for an upgrade to the enterprise software system as well as various replacements and improvements to infrastructure.  The Company estimates it will invest an additional $7.6 million in 2021, excluding acquisitions, for additional main extensions, an elevated water tank, completion of a wastewater treatment plant, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2021	2020	2021	2020
Operating Revenues	$14,503	$14,257	$41,385	$40,454
Net Income	$4,794	$4,704	$12,983	$12,888
Average Number of Common Shares Outstanding	13,084	13,032	13,070	13,021
Basic and Diluted Earnings Per Common Share	$0.36	$0.36	$0.99	$0.99
Dividends Declared Per Common Share	$0.1874	$0.1802	$0.5622	$0.5406

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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